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SECURITIES AND EXCHANGE COMMISSION

SCHEDULE 14A INFORMATION
PROXY STATEMENT PURSUANT TO
SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF 1934

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INFORMATION HOLDINGS INC.

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FOR IMMEDIATE RELEASE

INFORMATION HOLDINGS REPORTS RESULTS FOR
SECOND QUARTER ENDED JUNE 30, 2004

                STAMFORD, CT, July 22, 2004—Information Holdings Inc. (NYSE: IHI) today announced results for the quarter ended June 30, 2004. Earnings per diluted common share (EPS) from continuing operations were $0.10 in the second quarter of 2004 compared to $0.07 in t he second quarter of 2003. EPS in the second quarter of 2004 includes charges equal to approximately $0.02 per share for costs associated with the recently announced merger with The Thomson Corporation (Thomson). Including discontinued operations, EPS was $0.04 in the second quarter of 2004, compared to $1.45 in the second quarter of 2003. During the second quarter of 2004, the Company recorded charges in discontinued operations equal to approximately $0.06 per share, primarily related to remaining real estate lease obligations following the disposition of Transcender. EPS from discontinued operations of $1.39 resulted primarily from a gain on the disposition of the assets of CRC Press in the second quarter of 2003.

Second Quarter Results

                Revenues in the second quarter of 2004 increased 16.8% to $23.1 million from $19.8 million in the second quarter of 2003. Revenues in the Company's data segment (MicroPatent, Master Data Center and IDRAC) increased 11.4% to $16.0 million, based on continued strength in the Company's patent information subscription products, patent and trademark management services and regulatory database subscriptions. Software segment revenues increased 31.5% to $7.0 million due to revenues associated with CDC Solutions, which was acquired in December 2003. Overall software revenues were below expected levels due to delayed license deals. A significant number of transactions expected to be closed in the second quarter of 2004 remain in the sales pipeline for completion in the second half of 2004.

                Gross profit margin for the second quarter of 2004 was 70.0%, compared to 67.7% in the comparable prior year period. The increase is due primarily to higher gross margins in the software segment, based on increased revenues, cost reduction initiatives and the integration of the Company's Liquent and CDC Solutions units. Income from operations increased $1.6 million, or 106%, to approximately $3.2 million compared to $1.5 million in the second quarter of 2003. Income from operations in the data businesses increased 30% to $4.6 million, compared to $3.5 million in the prior year period, due primarily to improved profitability in the Company's intellectual property information and management businesses. Profit improvements reflect the operating leverage associated with increasing revenues in these units. Loss from operations in the Company's software segment decreased to $0.2 million from $0.6 million in the comparable prior year quarter. Improved operating results in this segment are due primarily to cost containment initiatives and the integration of Liquent and CDC Solutions. Corporate expenses reduced income from operations by $1.2 million in the second quarter of 2004 and $1.4 million in the second quarter of 2003.

                The Company evaluates the earnings performance of its segments based primarily on EBITDA (earnings before interest, taxes, depreciation and amortization). The Company believes that EBITDA is the most useful measure of business unit earnings because it more closely approximates the cash generating ability of each business compared to income from operations. Income from operations includes charges for depreciation and amortization, the majority of which relate to amortization of intangible assets. The Company generally does not incur capital expenditures to replace intangible assets within existing operations. A reconciliation of EBITDA to income from operations before income taxes is presented after the attached financial statements.

                Based primarily on the factors impacting revenue and income from operations discussed above, EBITDA approximated $5.7 million in the second quarter of 2004, compared to $4.2 million in the second quarter of 2003. EBITDA in the second quarter of 2004 includes non-operating expenses of $0.6 million, related to costs associated with the recently announced merger with Thomson. EBITDA in the second quarter of 2004 for the data segment approximated $6.9 million, an increase of 22% from the comparable prior year period. EBITDA in the second quarter of 2004 for the software segment approximated $0.6 million, compared to breakeven results in the comparable prior year period. Other EBITDA was a loss of $1.8 million in the second quarter of 2004, compared to a loss of $1.4 million in the second quarter of 2003, related to corporate operating expenses.

                Commenting on the results, Mason Slaine, President & CEO said, "Our second quarter results reflect continued strong revenue and profit growth in our data businesses, while software license sales were lower than expected at Liquent. Subsequent to the initial announcement of a potential sale of the Company, a significant number of transactions were delayed into the second half of the year. We are encouraged by our pipeline of potential second half license sales and the upcoming release of our new InSight Manager products. We are hopeful that operating results will improve in the second half as we progress towards completion of the merger with Thomson."

                Information Holdings Inc. will broadcast its second quarter earnings conference call via the Internet on Friday, July 23, 2004 at 10:00 a.m. EDT. The broadcast can be accessed through the Company's web site www.informationholdings.com.

About Information Holdings Inc.

                Information Holdings Inc. is a leading provider of information products and services to intellectual property and life science markets. IHI's data businesses, which include MicroPatent®, Master Data Center™ and IDRAC, provide a broad array of databases, information products and complementary services for intellectual property and regulatory professionals. IHI's Liquent unit is a leading provider of life science regulatory intelligence and publishing solutions.

                The statements in this press release that are not historical facts are forward-looking statements. Forward-looking statements are typically statements that are preceded by, followed by or include the words "believes," "plans," "intends," "will," "expects," "anticipates," or similar expressions. Actual results may differ materially from the results predicted, and reported results should not be considered as an indication of future performance. These forward-looking statements involve risks and uncertainties that could render them materially different. More information about factors that could potentially affect IHI's financial results is included in IHI's filings with the SEC, including its Annual Report on Form 10-K for the year ended December 31, 2003. The forward-looking information in this release reflects management's judgment only on the date of this press release.

Additional Information About the Merger and Where to Find It

                Information Holdings Inc. will file a proxy statement and other documents regarding the proposed merger described in this press release with the Securities and Exchange Commission (the "SEC") on or about July 27, 2004. INFORMATION HOLDINGS INC. STOCKHOLDERS ARE URGED TO READ THE PROXY STATEMENT WHEN IT BECOMES AVAILABLE, BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION ABOUT THE MERGER. Copies of the proxy statement and other documents filed by Information Holdings Inc. (when they become available) may be obtained free of charge from the SEC's website at www.sec.gov, Information Holdings Inc.'s website at www.informationholdings.com or by directing a request to the Corporate Secretary c/o Information Holdings Inc., 2777 Summer Street, Suite 602, Stamford Connecticut 06905. You may also read and copy any reports, statements and other information filed by Information Holdings Inc. at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room.

                Information Holdings Inc. and its directors and executive officers will be soliciting proxies from stockholders of Information Holdings Inc. in connection with the proposed merger. Information concerning these participants and their interests in the solicitation will be set forth in the proxy statement regarding the proposed merger when it is filed with the SEC. Information Holdings Inc. stockholders should read the proxy statement and other documents to be filed with the SEC carefully before making a decision concerning the merger.

(Financial Tables Follow)

For further information, contact:
Vincent A. Chippari
Information Holdings Inc.
203-961-9208
 vchippari@informationholdings.com

Information Holdings Inc.
Consolidated Statements of Operations
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
(in thousands, except per share data)
	2004	2003	2004	2003
Revenues:
Product	$12,961	$11,845	$28,159	$23,906
Service	10,119	7,910	19,521	15,506

Total revenues	23,080	19,755	47,680	39,412

Cost of sales:
Product	3,173	3,067	6,402	6,063
Service	3,755	3,320	7,037	6,692

Total cost of sales	6,928	6,387	13,439	12,755

Gross profit	16,152	13,368	34,241	26,657

Operating expenses:
Selling, general and administrative	9,983	9,183	21,023	18,040
Depreciation and amortization	3,000	2,645	6,037	5,354

Total operating expenses	12,983	11,828	27,060	23,394

Income from operations	3,169	1,540	7,181	3,263

Other income (expense):
Interest income, net	735	676	1,575	808
Costs associated with pending merger	(590)	—	(590)	—
Early termination of credit agreement	—	—	—	(575)
Other income, net	15	—	318	—

Income from continuing operations before income taxes	3,329	2,216	8,484	3,496
Provision for income taxes	1,152	833	2,971	1,230

Income from continuing operations	2,177	1,383	5,513	2,266
(Loss) income from discontinued operations, net of income taxes	(1,256)	29,389	(1,361)	29,600

Net income	$921	$30,772	$4,152	$31,866

Net income (loss) per basic common share:
Continuing operations	$0.10	$0.07	$0.26	$0.11
Discontinued operations	(0.06)	1.39	(0.07)	1.39

Net income	$0.04	$1.45	$0.20	$1.50

Net income (loss) per diluted common share:
Continuing operations	$0.10	$0.07	$0.26	$0.11
Discontinued operations	(0.06)	1.39	(0.06)	1.39

Net income	$0.04	$1.45	$0.20	$1.49

Information Holdings Inc.
Consolidated Balance Sheets
 (in thousands)

	June 30, 2004	December 31, 2003
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$41,765	$39,693
Short-term investments	8,875	12,271
Restricted cash	—	3,000
Accounts receivable, net	39,434	37,650
Prepaid expenses and other current assets	3,699	5,669
Income tax receivable	1,638	11,899
Deferred income taxes	2,001	2,001

Total current assets	97,412	112,183
Investments	97,219	83,207
Property and equipment, net	3,864	4,281
Identified intangible assets, net	67,078	70,248
Goodwill	99,431	100,871
Other assets	5,150	3,880

Total assets	$370,154	$374,670

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$32,154	$32,073
Accrued expenses	12,746	18,124
Deferred revenue	24,546	25,753

Total current liabilities	69,446	75,950
Long-term deferred income taxes	14,957	16,307

Total liabilities	84,403	92,257

Stockholders' equity:
Preferred stock	$—	$—
Common stock	219	219
Additional paid in capital	248,844	247,964
Retained earnings	42,456	38,304
Treasury stock	(14,723)	(14,723)
Accumulated other comprehensive income	8,955	10,649

Total stockholders' equity	285,751	282,413

Total liabilities and stockholders' equity	$370,154	$374,670

Information Holdings Inc.
Reconciliation of Segment Income (Loss) from Continuing Operations Before Income Taxes to EBITDA

	Three Months Ended June 30,		Six Months Ended June 30,
(in thousands)
	2004	2003	2004	2003

Data Segment
Income from continuing operations before income taxes	$4,644	$3,581	$9,177	$7,094
Amortization of capitalized software	—	4	1	9
Depreciation	731	674	1,463	1,343
Amortization of intangible assets	1,542	1,416	3,097	2,833
Interest income, net	(48)	(66)	(90)	(119)

EBITDA	6,869	5,609	13,648	11,160

Software Segment
(Loss) income from continuing operations before income taxes	(233)	(552)	1,041	(849)
Amortization of capitalized software	75	45	149	76
Depreciation	253	263	509	582
Amortization of intangible assets	471	283	959	567
Interest (income) expense, net	(1)	3	(6)	7

EBITDA	565	42	2,652	383

Other
Loss from continuing operations before income taxes	(1,082)	(813)	(1,734)	(2,749)
Depreciation	3	9	9	29
Interest income, net	(686)	(613)	(1,479)	(696)

EBITDA	(1,765)	(1,417)	(3,204)	(3,416)

Consolidated
Income from continuing operations before income taxes	3,329	2,216	8,484	3,496
Amortization of capitalized software	75	49	150	85
Depreciation	987	946	1,981	1,954
Amortization of intangible assets	2,013	1,699	4,056	3,400
Interest income, net	(735)	(676)	(1,575)	(808)

EBITDA	$5,669	$4,234	$13,096	$8,127

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SCHEDULE 14A INFORMATION PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF 1934